EXHIBIT 5

CONSENT OF INDEPENDENT CHARTERED
ACCOUNTANTS

We consent to the inclusion in the Annual Report on Form 40-F of our report dated January 26, 2004, except as to note 28(b) which is as of February 27, 2004, with respect to the consolidated balance sheets of Cameco Corporation as at December 31, 2003 and 2002 and the related consolidated statements of earnings, retained earnings and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the Annual Report on Form 40-F of Cameco Corporation for the year ended December 31, 2003.

Saskatoon, Saskatchewan February 27, 2004	/s/ KPMG LLP Chartered Accountants